Exhibit 3.1

        THE MACERICH COMPANY
BY-LAW AMENDMENT

(April 30, 2003)

        Section 2.02 of the Company's By-laws was amended on April 30, 2003 by the Board of Directors to read in full as follows:

    Number of Directors.

    The Corporation shall have eight directors. The fact that less than eight directors are in office at any time (whether by death, resignation or otherwise) shall not prevent action by the Board of Directors in accordance with Section 2.09 (for purposes of determining a quorum, the entire Board of Directors shall be deemed to consist of eight). This By-law may be amended from time to time in accordance with Section 8.07, but no subsequent amendment reducing the number of directors shall affect the tenure of office for any director in office at the time of such amendment.

THE MACERICH COMPANY
BY-LAWS
(Amended and Restated April 30, 2003)

ARTICLE I.
STOCKHOLDERS

        SECTION 1.01.    Annual Meeting.    The corporation shall hold an annual meeting of its stockholders to elect directors and transact any other business within its powers, either at 10:00 a.m. on the first Tuesday of May in each year if not a legal holiday, or at such other time on such other day falling on or before the 30th day thereafter as shall be set by the Board of Directors. Except as the Charter or statute provides otherwise, any business may be considered at an annual meeting without the purpose of the meeting having been specified in the notice. Failure to hold an annual meeting does not invalidate the Corporation's existence or affect any otherwise valid corporate acts.

        SECTION 1.02.    Special Meeting.    (a)    The President, the Chairman of the Board or the Board of Directors may call a special meeting of the stockholders. A special meeting of the stockholders shall also be called by the Secretary of the Corporation upon the written request of stockholders entitled to cast not less than a majority of all votes entitled to be cast at such meeting. Such request shall state the purpose of the meeting and the matters proposed to be acted on at such meeting.

        (b)    In order that the Corporation may determine the stockholders entitled to request a special meeting, the Board of Directors may fix a record date to determine the stockholders entitled to make such a request (the "Request Record Date"). The Request Record Date shall not precede the close of business on the date upon which the resolution fixing the Request Record Date is adopted by the Board of Directors and shall not be more than 10 days after the date upon which the resolution fixing the Request Record Date is adopted by the Board of Directors. Any stockholder of record seeking to have stockholders request a special meeting shall, by sending written notice to the Secretary of the Corporation by certified or registered mail, return receipt requested, request the Board of Directors to fix a Request Record Date. Unless the Board of Directors shall, within 10 days after the date on which a valid request to fix a Request Record Date is received, adopt a resolution fixing the Request Record Date and make a public announcement of such Request Record Date, the Request Record Date shall be the close of business on the 10th day after the first date on which a valid written request to set a Request Record Date is received by the Secretary. To be valid, such written request shall set forth the purpose or purposes for which the special meeting is requested, shall be signed by one or more stockholders of record (or their duly authorized proxies or other representatives), shall bear the date of signature of each such stockholder (or proxy or other representative) and shall set forth all information relating to such stockholder that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14a-11 thereunder.

        (c)    In order for a stockholder or stockholders to request a special meeting, a written request or requests for a special meeting signed by the holders of record as of the Request Record Date of at least a majority of the issued and outstanding shares of stock that would be entitled to vote at such a meeting must be delivered to the Corporation. To be valid, each written request by a stockholder for a special meeting shall set forth the specific purpose or purposes for which the special meeting is requested (which purpose or purposes shall be limited to the purpose or purposes set forth in the written request to set a Request Record Date received by the Corporation pursuant to paragraph (b) of this Section 1.02), shall be signed by one or more persons who as of the Request Record Date are stockholders of record (or their duly authorized proxies or other representatives), shall bear the date of signature of each such stockholder (or proxy or other representative), and shall set forth the name and address, as they appear in the Corporation's books, of each stockholder signing such request and the class and number of shares of stock of the Corporation which are owned of record and beneficially by each such stockholder, shall be sent to the Secretary by certified or registered mail, return receipt requested, and shall be received by the Secretary within 60 days after the Request Record Date.

        (d)    The Secretary of the Corporation shall inform the stockholder or stockholders requesting a special meeting (each, a "Requesting Stockholder") of the reasonably estimated cost of holding the special meeting, including the costs of preparing and mailing proxy materials for the Corporation's own solicitation. The Corporation shall not be required to call a special meeting upon stockholder request unless, in addition to the documents required by paragraph (c) of this Section 1.02, the Secretary receives payment of such reasonably estimated cost of holding the special meeting from the Requesting Stockholders. If each of the resolutions introduced by any Requesting Stockholder at such meeting is adopted, and each of the individuals nominated by or on behalf of any Requesting Stockholder for election as a director at such meeting is elected, then the Corporation shall refund to the Requesting Stockholders the amount of such reasonably estimated cost.

        (e)    Except as provided in the following sentence, any special meeting shall be held at such place, hour and day as may be designated by whichever of the President, Chairman or the Secretary shall have called such meeting. In the case of any special meeting called by the President, Chairman or by the Secretary upon the request of stockholders (a "Request Special Meeting"), such meeting shall be held at such place, hour and day as may be designated by the Board of Directors; provided, however, that the date of any Request Special Meeting shall be not more than 60 days after the Meeting Record Date (as defined in Section 1.08); and provided further that in the event that the directors then in office fail to designate an hour and date for a Request Special Meeting within 10 days after the date that valid written requests for such meeting by the holders of record as of the Request Record Date of at least a majority of the issued and outstanding shares of stock that would be entitled to vote at such meeting are delivered to the Corporation (the "Delivery Date"), then such meeting shall be held at 2:00 p.m. local time on the 90th day after the Delivery Date or, if such 90th day is not a Business Day (as defined below), on the first preceding Business Day; and provided further that in the event that the directors then in office fail to designate a place for a Request Special Meeting within 10 days after the Delivery Date, then such meeting shall be held at the principal executive offices of the Corporation. In fixing a date for any special meeting, the Chairman, the Secretary or the Board of Directors may consider such factors as he or it deems relevant within the good faith exercise of his or its business judgment, including, without limitation, the nature of the action proposed to be taken, the facts and circumstances surrounding any request of such meeting, and any plan of the Board of Directors to call an annual meeting or a special meeting for the conduct of related business.

        (f)    The Corporation may engage regionally or nationally recognized independent inspectors of elections to act as an agent of the Corporation for the purpose of promptly performing a ministerial review of the validity of any purported written request or requests for a special meeting received by the Secretary. For the purpose of permitting the inspectors to perform such review, no purported request shall be deemed to have been delivered to the Corporation until the earlier of (i) 5 Business Days following receipt by the Secretary of such purported request and (ii) such date as the independent inspectors certify to the Corporation that the valid requests received by the Secretary represent at least a majority of the issued and outstanding shares of stock that would be entitled to vote at such meeting. Nothing contained in this paragraph (f) shall in any way be construed to suggest or imply that the Board of Directors or any stockholder shall not be entitled to contest the validity of any request, whether during or after such 5 Business Day period, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

        (g)    For purposes of this By-Law, "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of California are authorized or obligated by law or executive order to close.

        SECTION 1.03.    Place of Meetings.    Meetings of stockholders shall be held at such place in the United States as is set from time to time by the Board of Directors.

        SECTION 1.04.    Notice of Meetings; Waiver of Notice.    Not less than ten or more than 90 days before each stockholders' meeting, the Secretary shall give written notice of the meeting to each stockholder entitled to vote at the meeting and each other stockholder entitled to notice of the meeting. The notice shall state the time and place of the meeting and, if the meeting is a special meeting or notice of the purpose is required by statute, the purpose of the meeting. Notice is given to a stockholder when it is personally delivered to him, left at his residence or usual place of business, or mailed to him at his address as it appears on the records of the Corporation. Notwithstanding the foregoing provisions, each person who is entitled to notice waives notice if he before or after the meeting signs a waiver of the notice which is filed with the records of stockholders' meetings, or in present at the meeting in person or by proxy.

        SECTION 1.05.    Quorum; Voting.    Unless statute or the Charter provides otherwise, at a meeting of stockholders the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum, and a majority of all the votes cast at a meeting at which a quorum is present is sufficient to approve any matter which properly comes before the meeting, except that a plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a director.

        SECTION 1.06.    Adjournments.    Whether or not a quorum is present, a meeting of stockholders convened on the date for which it was called may be adjourned from time to time without further notice by a majority vote of the stockholders present in person or by proxy to a date not more then 120 days after the original record date. Any business which might have been transacted at the meeting as originally notified may be deferred and transacted at any such adjourned meeting at which a quorum shall be prevent.

        SECTION 1.07.    General Right to Vote; Proxies.    Unless the Charter provides for a greater or lesser number of votes per share or limits or denies voting rights, each outstanding share of stock, regardless of class, is entitled to one vote on each matter submitted to a vote at a meeting of stockholders. In all elections for directors, each share of stock may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted. A stockholder may vote the stock he owns of record either in person or by written proxy signed by the stockholder or by his duly authorized attorney in fact. Unless a proxy provides otherwise, it is not valid more than 11 months after its date.

        SECTION 1.08.    Fixing of Record Date; List of Stockholders.    The Board of Directors may fix, in advance, a record date not less than 10 nor more than 90 days before the date then fixed for the holding of any meeting of the stockholders. The record date shall not be prior to the close of business on the day the record date is fixed. All persons who were holders of record of shares at such time, and no others, shall be entitled to vote at such meeting and any adjournment thereof. In the case of any Request Special Meeting, (i) the record date for such meeting ("Meeting Record Date") shall not be later than the close of business on the 30th day after the Delivery Date and (ii) if the Board of Directors fails to fix the Meeting Record Date within 30 days after the Delivery Date, then the close of business on such 30th day shall be the Meeting Record Date. At each meeting of stockholders, a full, true and complete list of all stockholders entitled to vote at such meeting, showing the number and class of shares held by each and certified by the transfer agent for such class or by the Secretary, shall be furnished by the Secretary.

        SECTION 1.09.    Conduct of Business and Voting.    At all meetings of stockholders, unless the voting in conducted by inspectors, the proxies and ballots shall be received, and all questions touching the qualification of voters and the validity of proxies, the acceptance or rejection of votes and procedures for the conduct of business not otherwise specified by these By-Laws, the Charter or law, shall be decided or determined by the chairman of the meeting. If demanded by stockholders, present in person or by proxy, entitled to cast 10% in number of votes entitled to be cast, or if ordered by the chairman, the vote upon any election or question shall be taken by ballot and, upon like demand or order, the voting shall be conducted by two inspectors, in which event the proxies and ballots shall be received, and all questions touching the qualification of voters and the validity of proxies and the acceptance or rejection of votes shall be decided, by such inspectors. Unless so demanded or ordered, no vote need be by ballot and voting need not be conducted by inspectors. The stockholders at any meeting may choose an inspector or inspectors to act at such meeting, and in default of such election the chairman of the meeting may appoint an inspector or inspectors. No candidate for election as a director at a meeting shall serve as an inspector thereat.

        SECTION 1.10.    Informal Action by Stockholders.    Any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if there is filed with the records of stockholders meetings an unanimous written consent which sets forth the action and is signed by each stockholder entitled to vote on the matter and a written waiver of any right to dissent signed by each stockholder entitled to notice of the meeting but not entitled to vote at it.

        SECTION 1.11.    Notice of Stockholder Business and Nominations.

        (a)    Annual Meetings of Stockholders.

          (1)    Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (A) pursuant to the Corporation's notice of meeting, (B) by or at the direction of the Board of Directors, or (C) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this By-Law, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this By-Law.

          (2)    For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (C) of paragraph (a)(1) of this By-Law, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must be a proper matter for stockholder action. To be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall the public announcement of a postponement or adjournment of an annual meeting commence a new time period for the giving of a stockholder's notice as described above. Such stockholder's notice shall set forth (A) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-11 thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner and (ii) the class and number of shares of stock of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner.

          (3)    Notwithstanding anything in the second sentence of paragraph (a)(2) of this By-Law to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least 70 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by this By-Law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

        (b)    Special Meetings of Stockholders.    Only such business shall be conducted at a special meeting of stockholders as shall have been specifically designated in the Corporation's notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation's notice of meeting (A) by or at the direction of the Board of Directors or (B) by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in this By-Law, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this By-Law. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation's notice of meeting, if the stockholder's notice required by paragraph (a)(2) of this By-Law shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of a postponement or adjournment of a special meeting commence a new time period for the giving of a stockholder's notice as described above.

        (c)    General.

          (1)    Only such persons who are nominated in accordance with the procedures set forth in this By-Law shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-Law (and Section 1.02 with regard to stockholder requests). Except as otherwise specifically required by law, the chairman of the meeting shall have the exclusive power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in this By-Law and, if any proposed nomination or business is not in compliance with this By-Law, to declare that such defective proposal or nomination shall be disregarded.

          (2)    For purposes of this By-Law, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

          (3)    Notwithstanding the foregoing provisions of this By-Law, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-Law. Nothing in this By-Law shall be deemed to affect any rights of (i) stockholders to request inclusion of proposals in, or the Corporation to omit proposals from, the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) the holders of any series of preferred stock to elect directors in accordance with the terms of such stock as set forth in the charter of the Corporation.

ARTICLE II.
BOARD OF DIRECTORS

        SECTION 2.01.    Function of Directors.    The business and affairs of the Corporation shall be managed under the direction of its Board of Directors. All powers of the Corporation may be exercised by or under authority of the Board of Directors, except as conferred on or reserved to the stockholders by statute or by the Charter or By-Laws.

        SECTION 2.02.    Number of Directors.    The Corporation shall have eight directors. The fact that less than eight directors are in office at any time (whether by death, resignation or otherwise) shall not prevent action by the Board of Directors in accordance with Section 2.09 (for purposes of determining a quorum, the entire Board of Directors shall be deemed to consist of eight). This By-Law may be amended from time to time in accordance with Section 8.07, but no subsequent amendment reducing the number of directors shall affect the tenure of office of any director in office at the time of such amendment.

        SECTION 2.03.    Election and Tenure of Directors.    The directors shall be divided into classes, as nearly equal in number as possible, with the term of office of the first class to expire at the 1995 annual meeting of stockholders, the term of office of the second class to expire at the 1996 annual meeting of stockholders, and the term of office of the third class to expire at the 1997 annual meeting of stockholders. At each annual meeting of stockholders beginning in 1995, successors to the class of directors whose term expires at that annual meeting shall be elected for a three year term.

        SECTION 2.04.    Removal of Director.    Any director or the entire Board of Directors may be removed only for cause and then only by the affirmative vote of at least 66 2/3% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

        SECTION 2.05.    Vacancy on Board.    The stockholders any elect a successor to fill a vacancy on the Board of Directors which results from the removal of a director. A director elected by the stockholders to fill a vacancy which results from the removal of a director serves for the balance of the term of the removed director. A majority of the remaining directors, whether or not sufficient to constitute a quorum, may fill a vacancy on the Board of Directors which results from any cause except an increase in the number of directors. A director elected by the Board of Directors to fill a vacancy serves until the next annual meeting of stockholders and until his successor in elected and qualifies.

        SECTION 2.06.    Regular Meetings.    After each meeting of stockholders at which directors shall have been elected, the Board of Directors shall meet as soon as practicable for the purpose of organization and the transaction of other business. In the event that no other time and place are specified by resolution of the Board, the President or the Chairman, with notice in accordance with Section 2.08, the Board of Directors shall meet immediately following the close of, and at the place of, such stockholders, meeting. Any other regular meeting of the Board of Directors shall be held on such date and at any place as may be designated from time to time by the Board of Directors.

        SECTION 2.07.    Special Meetings.    Special meetings of the Board of Directors may be called at any time by the Chairman of the Board or the President or by a majority of the Board of Directors by vote at a meeting, or in writing with or without a meeting. A special meeting of the Board of Directors shall be held on such date and at any place as may be designated from time to time by the Board of Directors. In the absence of designation such meeting shall be held at such place as may be designated in the call.

        SECTION 2.08.    Notice of Meeting.    Except as provided in Section 2.06, the Secretary shall give notice to each director of each regular and special meeting of the Board of Directors. The notice shall state the time and place of the meeting. Notice is given to a director when it is delivered personally to him, left at his residence or usual place of business, or sent by telegraph, facsimile transmission or telephone, at least 24 hours before the time of the meeting or, in the alternative by mail to his address as it shall appear on the records of the Corporation, at least 72 hours before the time of the meeting. Unless the By-Laws or a resolution of the Board of Directors provides otherwise, the notice need not state the business to be transacted at or the purposes of any regular or special meeting of the Board of Directors. No notice of any meeting of the Board of Directors need be given to any director who attends except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting in not lawfully called or convened, or to any director who, in writing executed and filed with the records of the meeting either before or after the holding thereof, waives such notice. Any meeting of the Board of Directors, regular or special, may adjourn from time to time to reconvene at the same or some other place, and no notice need be given of any such adjourned meeting other than by announcement.

        SECTION 2.09.    Action by Directors.    Unless statute or the Charter or By-Laws requires a greater proportion, the action of a majority of the directors present at a meeting at which a quorum is present is action of the Board of Directors. A majority of the entire Board of Directors shall constitute a quorum for the transaction of business. In the absence of a quorum, the directors present by majority vote and without notice other than by announcement may adjourn the meeting from time to time until a quorum shall attend. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified. Any action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting, if an unanimous written consent which sets forth the action is signed by each member of the Board and filed with the minutes of proceedings of the Board.

        SECTION 2.10.    Meeting by Conference Telephone.    Members of the Board of Directors may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means constitutes presence in person at a meeting.

        SECTION 2.11.    Compensation.    By resolution of the Board of Directors a fixed sum and expenses, if any, for attendance at each regular or special meeting of the Board of Directors or of committees thereof, and other compensation for their services as such or on committees of the Board of Directors, may be paid to directors. Directors who are full-time employees of the Corporation need not be paid for attendance at meetings of the board or committees thereof for which fees are paid to other directors. A director who serves the Corporation in any other capacity also may receive compensation for such other services, pursuant to a resolution of the directors.

ARTICLE III.
COMMITTEES

        SECTION 3.01.    Committees.    The Board of Directors may appoint from among its members an Executive Committee, an Audit Committee, a Compensation Committee, a Nominating Committee and other committees composed of two or more directors and delegate to these committees any of the powers of the Board of Directors, except the power to declare dividends or other distributions on stock, elect directors, issue stock other than as provided in the next sentence, recommend to the stockholders any action which requires stockholder approval, amend the By-Laws, or approve any merger or share exchange which does not require stockholder approval. The entire Audit Committee and the entire Compensation Committee shall be directors who are independent of management. If the Board of Directors has given general authorization for the issuance of stock, a committee of the Board, in accordance with a general formula or method specified by the Board by resolution or by adoption of a stock option or other plan, any fix the term of stock subject to classification or reclassification and the terms on which any stock may be issued, including all terms and conditions required or permitted to be established or authorized by the Board of Directors.

        SECTION 3.02.    Committee Procedure.    Each committee may fix rules of procedure for its business. A majority of the members of a committee shall constitute a quorum for the transaction of business and the act of a majority of those present at a meeting at which a quorum is present shall be the act of the committee. The members of a committee present at any meeting, whether or not they constitute a quorum, may appoint a director to act in the place of an absent member. Any action required or permitted to be taken at a meeting of a committee may be taken without a meeting, if an unanimous written consent which sets forth the action is signed by each member of the committee and filed with the minutes of the committee. The members of a committee may conduct any meeting thereof by conference telephone in accordance with the provisions of Section 2.10.

        SECTION 3.03.    Emergency.    In the event of a state of disaster of sufficient severity to prevent the conduct and management of the affairs and business of the Corporation by its directors and officers as contemplate by the Charter and the By-Laws, any two or more available members of the then incumbent Executive Committee shall constitute a quorum of that Committee for the full conduct and management of the affairs and business of the Corporation in accordance with the provisions of Section 3.01. In the event of the unavailability, at such time, of a minimum of two members of the then incumbent Executive Committee, the available directors shall elect an Executive Committee consisting of any two members of the Board of Directors, whether or not they be officers of the Corporation, which two members shall constitute the Executive Committee for the full conduct and management of the affairs of the Corporation in accordance with the foregoing provisions of this Section. This Section shall be subject to implementation by resolution of the Board of Directors passed from time to time for that purpose, and any provisions of the By-Laws (other than this Section) and any resolutions which are contrary to the provisions of this Section or to the provisions of any such implementary resolutions shall be suspended until it shall be determined by any interim Executive Committee acting under this Section that it shall be to the advantage of the Corporation to resume the conduct and management of its affairs and business under all the other provisions of the By-Laws.

ARTICLE IV.
OFFICERS

        SECTION 4.01.    Executive and Other Officers.    The Corporation shall have a President, a Secretary, and a Treasurer. It may also have a Chairman of the Board. The Board of Directors shall designate who shall serve as chief executive officer, who shall have general supervision of the business and affairs of the Corporation, and may designate a chief operating officer, who shall have supervision of the operations of the Corporation. In the absence of any designation the Chairman of the Board, if there be one, shall serve as chief executive officer and the President shall serve as chief operating officer. In the absence of the Chairman of the Board, or if there be none, the President shall be the chief executive officer. The same person may hold both offices. The Corporation may also have one or more Vice-Presidents, assistant officers, and subordinate officers as may be established by the Board of Directors. A person may hold more than one office in the Corporation except that no person may serve concurrently as both President and Vice-President of the Corporation. The Chairman of the Board shall be a director; the other officers may be directors.

        SECTION 4.02.    Chairman of the Board.    The Chairman of the Board, if one be elected, shall preside at all meetings of the Board of Directors and of the stockholders at which he shall be present. Unless otherwise specified by the Board of Directors, he shall be the chief executive officer of the Corporation and perform the duties customarily performed by chief executive officers, and may perform any duties of the President. In general, he shall perform all such duties as are from time to time assigned to him by the Board of Directors.

        SECTION 4.03.    President.    Unless otherwise provided by resolution of the Board of Directors, the President, in the absence of the Chairman of the Board, shall preside at all meetings of the Board of Directors and of the stockholders at which he shall be present. Unless otherwise specified by the Board of Directors, the President shall be the chief operating officer of the Corporation and perform the duties customarily performed by chief operating officers. He may sign and execute, in the name of the Corporation, all authorized deeds, mortgages, bonds, contracts or other instruments, except in cases in which the signing and execution thereof shall have been expressly delegated to some other officer or agent of the corporation. In general, he shall perform such other duties usually performed by a president of a corporation and other duties as are from time to time assigned to him by the Board of Directors or the chief executive officer or the Corporation.

        SECTION 4.04.    Vice-Presidents.    The Vice-President or Vice-Presidents, at the request of the chief executive officer or the President, or in the President's absence or during his inability to act, shall perform the duties and exercise the functions of the President, and when so acting shall have the powers of the President. If there be more than one Vice-President, the Board of Directors may determine which one or more of the Vice-Presidents shall perform any of such duties or exercise any of such functions, or if such determination is not made by the Board of Directors, the chief executive officer, or the President may make such determination; otherwise any of the Vice-Presidents may perform any of such duties or exercise any of such functions. The Vice-President or Vice-Presidents shall have such other powers and perform such other duties, and have such additional descriptive designations in their titles (if any), as are from time to time assigned to them by the Board of Directors, the chief executive officer, or the President.

        SECTION 4.05.    Secretary.    The Secretary shall keep the minutes of the meetings of the stockholders, of the Board of Directors and of any committees, in books provided for the purpose; he shall see that all notices are duly given in accordance with the provisions of the By-Laws or as required by law; he shall be custodian of the records of the Corporation; he may witness any document on behalf of the Corporation, the execution of which is duly authorized, see that the corporate seal is affixed where such document in required or desired to be under its seal, and, when so affixed, may attest the same; and, in general, he shall perform all duties incident to the office of a secretary of a corporation, and such other duties as are from time to time assigned to him by the Board of Directors, the chief executive officer, or the President.

        SECTION 4.06.    Treasurer.    The Treasurer shall have charge of and be responsible for all funds, securities, receipts and disbursements of the Corporation, and shall deposit, or cause to be deposited, in the name of the Corporation, all moneys or other valuable affects in such banks, trust companies or other depositories as shall, from time to time, be selected by the Board of Directors; he shall render to the President and to the Board of Directors, whenever requested, an account of the financial condition of the Corporation; and, in general, he shall perform all the duties incident to the office of a treasurer of a corporation, and such other duties as are from time to time assigned to him by the Board of Directors, the chief executive officer, or the President.

        SECTION 4.07.    Assistant and Subordinate Officers.    The assistant and subordinate officers of the Corporation are all officers below the office of Vice-President, Secretary, or Treasurer. The assistant or subordinate officers shall have such duties as are from time to time assigned to them by the Board of Directors, the chief executive officer, or the President.

        SECTION 4.08.    Election, Tenure and Removal of Officers.    The Board of Directors shall elect the officers. The Board of Directors may from time to time authorize any committee or officer to appoint assistant and subordinate officers. Election or appointment of an officer, employee or agent shall not of itself create contract rights. All officers shall be appointed to hold their offices, respectively, during the pleasure of the Board. The Board of Directors (or, as to any assistant or subordinate officer, any committee or officer authorized by the Board) may name an officer at any time. The removal of an officer does not prejudice any of his contract rights. The Board of Directors (or, as to any assistant or subordinate officer, any committee or officer authorized by the Board) may fill a vacancy which occurs in any office for the unexpired portion of the term.

        SECTION 4.09.    Compensation.    The Board of Directors shall have power to fix the salaries and other compensation and remuneration, of whatever kind, of all officers of the Corporation. No officer shall be prevented from receiving such salary by reason of the fact that he is also a director of the Corporation. The Board of Directors may authorize any committee or officer, upon whom the power of appointing assistant and subordinate officers may have been conferred, to fix the salaries, compensation and remuneration of such assistant and subordinate officers.

ARTICLE V.
DIVISIONAL TITLES

        SECTION 5.01.    Conferring Divisional Titles.    The Board of Directors may from time to time confer upon any employee of a division of the Corporation the title of President, Vice President. Treasurer or Controller of such division or any other title or titles deemed appropriate, or may authorize the Chairman of the Board or the President to do so. Any such titles so conferred may be discontinued and withdrawn at any time by the Board of Directors, or by the Chairman of the Board or the President if so authorized by the Board of Directors. Any employee of a division designated by such a divisional title shall have the powers and duties with respect to such division as shall be prescribed by the Board of Directors, the Chairman of the Board or the President.

        SECTION 5.02.    Effect of Divisional Titles.    The conferring of divisional titles shall not create an office of the Corporation under Article IV unless specifically designated as such by the Board of Directors; but any person who is an officer of the Corporation may also have a divisional title.

ARTICLE VI.
STOCK

        SECTION 6.01.    Certificates for Stock.    Each stockholder is entitled to certificates which represent and certify the shares of stock he holds in the Corporation. Each stock certificate shall include on its face the name of the Corporation, the name of the stockholder or other person to whom it is issued, and the class of stock and number of shares it represents. It shall be in such form, not inconsistent with law or with the Charter, as shall be approved by the Board of Directors or any officer or officers designated for such purpose by resolution of the Board of Directors. Each stock certificate shall be signed by the Chairman of the Board, the President, or a Vice-President, and countersigned by the Secretary, an Assistant Secretary, the Treasurer, or an Assistant Treasurer. Each certificate may be sealed with the actual corporate seal or a facsimile of it or in any other form and the signatures may be either manual or facsimile signatures. A certificate is valid and may be issued whether or not an officer who signed it is still an officer when it is issued.

        SECTION 6.02.    Transfers.    The Board of Directors shall have power and authority to make such rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificates of stock; and may appoint transfer agents and registrars thereof. The duties of transfer agent and registrar may be combined.

        SECTION 6.03.    Record Dates and Closing of Transfer Books.    The Board of Directors may set a record date or direct that the stock transfer books be closed for a stated period for the purpose of making any proper determination with respect to stockholders, including which stockholders are entitled to notice of a meeting, vote at a meeting, receive a dividend, or be allotted other rights. The record date may not be prior to the close of business on the day the record date is fixed nor, subject to Section 1.06, more than 90 days before the date on which the action requiring the determination will be taken; the transfer books way not be closed for a period longer than 20 days; and, in the case of a meeting of stockholders, the record date or the closing of the transfer books shall be at least ten days before the date of the meeting.

        SECTION 6.04.    Stock Ledger.    The Corporation shall maintain a stock ledger which contains the name and address of each stockholder and the number of shares of stock of each class which the stockholder holds. The stock ledger may be in written form or in any other form, which can be converted within a reasonable time into written form for visual inspection. The original or a duplicate of the stock ledger shall be kept at the offices of a transfer agent for the particular class of stock, or, if none, at the principal office in the State of Maryland or the principal executive offices of the Corporation.

        SECTION 6.05.    Certification of Beneficial Owners.    The Board of Directors may adopt by resolution a procedure by which a stockholder of the Corporation may certify in writing to the Corporation that any shares of stock registered in the name of the stockholder are held for the account of a specified person other than the stockholder. The resolution shall set forth the class of stockholders who may certify; the purpose for which the certification may be made; the form of certification and the information to be contained in it; if the certification is with respect to a record date or closing of the stock transfer books, the time after the record date or closing of the stock transfer books within which the certification must be received by the Corporation; and any other provisions with respect to the procedure which the Board considers necessary or desirable. On receipt of a certification which complies with the procedure adopted by the Board in accordance with this Section, the person specified in the certification is, for the purpose set forth in the certification, the holder of record of the specified stock in place of the stockholder who makes the certification.

        SECTION 6.06.    Lost Stock Certificates.    The Board of Directors of the Corporation may determine the conditions for issuing a new stock certificate in place of one which is alleged to have been lost, stolen, or destroyed, or the Board of Directors may delegate such power to any officer or officers of the Corporation. In their discretion, the Board of Directors or such officer or officers may refuse to issue such new certificate save upon the order of some court having jurisdiction in the premises.

ARTICLE VII.
FINANCE

        SECTION 7.01.    Checks, Drafts, Etc.    All checks, drafts and orders for the payment of money, notes and other evidences of indebtedness, issued in the name of the Corporation, shall, unless otherwise provided by resolution of the Board of Directors, be signed by the President, a Vice-President or an Assistant Vice-President and countersigned by the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary.

        SECTION 7.02.    Annual Statement of Affairs.    The President or chief accounting officer shall prepare annually a full and correct statement of the affairs of the Corporation, to include a balance sheet and a financial statement of operations for the preceding fiscal year. The statement of affairs shall be submitted at the annual meeting of the stockholders and, within 20 days after the meeting, placed on file at the Corporation's principal office.

        SECTION 7.03.    Fiscal Year.    The fiscal year of the Corporation shall be the twelve calendar months period ending December 31 in each year, unless otherwise provided by the Board of Directors.

        SECTION 7.04.    Dividends.    If declared by the Board of Directors at any meeting thereof, the Corporation may pay dividends on its shares in cash, property, or in shares of the capital stock of the Corporation, unless such dividend is contrary to law or to a restriction contained in the Charter.

        SECTION 7.05.    Contracts.    To the extent permitted by applicable law, and except as otherwise prescribed by the Charter or these By-Laws with respect to certificates for shares, the Board of Directors may authorize any officer, employee, or agent of the Corporation to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Corporation. Such authority may be general or confined to specific instances.

ARTICLE VIII.
SUMMARY PROVISIONS

        SECTION 8.01.    Books and Records.    The Corporation shall keep correct and complete books and records of its accounts and transactions and minutes of the proceedings of its stockholders and Board of Directors and of any executive or other committee when exercising any of the powers of the Board of Directors. The books and records of a Corporation may be in written form or in any other form which can be converted within a reasonable time into written form for visual inspection. Minutes shall be recorded in written form but may be maintained in the form of a reproduction. The original or a certified copy of the By-Laws shall be kept at the principal office of the Corporation.

        SECTION 8.02.    Corporate Seal.    The Board of Directors shall provide a suitable seal, bearing the name of the Corporation, which shall be in the charge of the Secretary. The Board of Directors may authorize one or more duplicate seals and provide for the custody thereof. If the Corporation is required to place its corporate seal to a document, it is sufficient to meet the requirement of any law, rule, or regulation relating to a corporate seal to place the word "Seal" adjacent to the signature of the person authorized to sign the document on behalf of the Corporation.

        SECTION 8.03.    Bonds.    The Board of Directors may require any officer, agent or employee of the Corporation to give a bond to the Corporation, conditioned upon the faithful discharge of his duties, with one or more sureties and in such amount as may be satisfactory to the Board of Directors.

        SECTION 8.04.    Voting Upon Shares in Other Corporations.    Stock of other corporations or associations, registered in the name of the Corporation, may be voted by the President, a Vice-President, or a proxy appointed by either of them. The Board of Directors, however, may by resolution appoint some other person to vote such shares, in which case such person shall be entitled to vote such shares upon the production of a certified copy of such resolution.

        SECTION 8.05.    Mail.    Any notice or other document which is required by these By-Laws to be mailed shall be deposited in the United States mails, postage prepaid.

        SECTION 8.06.    Execution of Documents.    A person who holds more than one office in the Corporation may not act in more than one capacity to execute, acknowledge, or verify an instrument required by law to be executed, acknowledged, or verified by more than one officer.

        SECTION 8.07.    Amendments.    In accordance with the Charter, these By-Laws may be repealed, altered, amended or rescinded exclusively by the Board of Directors in accordance with the provisions of these By-Laws.

        SECTION 8.08.    Control Share Acquisition Act.    Notwithstanding any other provision of the Charter or these By-Laws, Title 3, Subtitle 7 of the Corporations and Associations Article of the Annotated Code of Maryland (or any successor statute) shall not apply to any acquisition by any person of shares of stock of the Corporation. This section may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon such repeal, may, to the extent provided by any successor By-Law, apply to any prior or subsequent control share acquisition.

ARTICLE IX.
INDEMNIFICATION

        SECTION 9.01.    Procedure.    Any indemnification, or payment, of expenses in advance of the final disposition of any proceeding, shall be made promptly, and in any event within 60 days, upon the written request of the director or officer entitled to seek indemnification (the "Indemnified Party"). The right to indemnification and advances hereunder shall be enforceable by the Indemnified Party in any court of competent jurisdiction, if (i) the Corporation denies such request, in whole or in part, or (ii) no disposition thereof is made within 60 days. The Indemnified Party's costs and expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be reimbursed by the Corporation. It shall be a defense to any action for advance for expenses that (a) a determination has been made that the facts then known to those making the determination would preclude indemnification or (b) the Corporation has not received either (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met or (ii) a written affirmation by the Indemnified Party of such Indemnified Party's good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met.

        SECTION 9.02.    Exclusivity, Etc.    The indemnification and advance of expenses provided by the Charter and then By-Laws shall not be deemed exclusive of any other rights to which a person seeking indemnification or advance of expenses may be entitled under any law (common or statutory), or any agreement, vote of stockholders or disinterested directors or other provision that is consistent with law, both as to action in his official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, shall continue in respect of all events occurring while a person was a director or officer after such person has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of such person. All rights to indemnification and advance of expenses under the Charter of the Corporation and hereunder shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this By-Law is in effect. Nothing herein shall prevent the amendment of this By-Law, provided that no such amendment shall diminish the rights of any person hereunder with respect to events occurring or claims made before its adoption or as to claims made after its adoption in respect of events occurring before its adoption. Any repeal or modification of this By-Law shall not in any way diminish any rights to indemnification or advance of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this By-Law or any provision hereof is in force.

        SECTION 9.03.    Severability; Definitions.    The invalidity or unenforceability of any provision of this Article IX shall not affect the enforceability or validity of any other provision hereof. The phrase "this By-Law" in this Article IX means this Article IX in its entirety.